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                                                                     Exhibit 8.2


                       [LETTERHEAD OF ALTHEIMER & GRAY]

                                August 10, 1998


New Plan Realty Trust
1120 Avenue of the Americas
New York, NY  10036

Ladies and Gentlemen:

     At your request, we have examined the registration statement to which this opinion is an Exhibit (the "Registration Statement") of Excel Realty Trust, Inc., a Maryland corporation ("Excel"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock and shares of 7.8% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock of Excel to be issued in connection with the proposed merger (the "Merger") of ERT Merger Sub, Inc., a Maryland corporation ("Merger Sub") and wholly owned subsidiary of Excel, with and into New Plan Realty Trust, a Massachusetts business trust ("New Plan"). Our opinion has been requested regarding certain federal income tax consequences of this Merger.

     The terms of the proposed Merger are contained in the Agreement and Plan of Merger dated as of May 14, 1998, among New Plan, Merger Sub and Excel (the "Merger Agreement"). Terms not otherwise defined in this letter shall have the meanings assigned to them in the Merger Agreement.

     We assume in rendering this opinion that the Merger will be consummated in accordance with the terms, conditions and other provisions of the Merger Agreement, and that all of the factual information, descriptions, representations and assumptions set forth in the Merger Agreement and in the letter to us from New Plan and Excel, dated August 10, 1998, were accurate and complete at the respective dates of such letters or other writings, and will be accurate and complete at the time the Merger becomes effective (the "Effective Time"), and that the disclosure set forth in the Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") contained in the Registration Statement that is to be mailed to New Plan shareholders in connection with the special meeting of stockholders (at which New Plan shareholders will be asked to approve the Merger Agreement and the transactions contemplated thereby, among other proposals) is accurate and complete. We have relied on the opinion of Goodwin, Procter & Hoar dated August 5, 1998, as to matters of Massachusetts law. We have made no independent investigation as to the facts set forth in any of the foregoing. Nothing has come to our attention, however, that would indicate in any material respect that such facts as so set forth are not accurate or complete or do not include all material facts relevant to our opinion.
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New Plan Realy Trust
August 10, 1998
Page 2


     Subject to and based on the foregoing and on the other matters set forth herein, it is our opinion that the Merger should qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code, and that Excel and New Plan should each be a party to such reorganization within the meaning of Section 368(b) of the Code. We are also of the opinion that the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of the Merger" appearing on pages 50 and 51 of the Proxy Statement/Prospectus, are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences of the Merger to a New Plan shareholder.

     Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

     This opinion is based on the Code and the regulations thereunder, and on the interpretations thereof by the Internal Revenue Service and courts having jurisdiction over such matters, none of which squarely addresses every precise factual circumstance present in connection with the Merger but all of which, taken together, in our opinion provide a sufficient legal basis for our opinions set forth herein. However, the possibility exists that our opinion as to the proper application of the law to the facts of the Merger would not be accepted by the Internal Revenue Service or would not prevail in court. In addition, the authorities upon which we have relied are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Lastly, any variation or difference in the facts as incorporated herein might affect the conclusions stated herein.

     This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion as Exhibit 8.2 of the Registration Statement, and to the use of our name under the captions "The Merger - Federal Income Tax Consequences of the Merger" and "Legal Opinions" in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/  Altheimer & Gray

                                    ALTHEIMER & GRAY